Exhibit 99.1

SeaWorld Entertainment Announces Operating Leadership Changes and the Creation of its Resorts Development Group

ORLANDO, Fla., Feb. 19, 2016 – SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced changes in its operational management team at its corporate headquarters and its San Diego, San Antonio and Williamsburg locations. The company also announced the creation of its Resorts Development Group.

John Reilly, SeaWorld San Diego Park President, has been promoted to Chief Parks Operations Officer.  Daniel B. Brown, current Chief Parks Operations Officer has announced his retirement.  The change will be effective April 1.

Dr. Christopher (Chris) Dold, Vice President of Veterinary Services, has been promoted to Chief Zoological Officer.  He succeeds Brad Andrews, who will continue to serve the company as Zoological Director Emeritus, helping to drive the company’s conservation efforts, support new product development, and assist during the transition.  These changes are effective April 1.

“These leaders bring to their new roles an extraordinary depth of knowledge and talent and the right expertise to deliver on our strategic priorities,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “John is a strong and experienced operator who has proven his leadership, both at Busch Gardens Williamsburg and amidst a challenging operating environment at our California location.”

As Chief Parks Operations Officer, Reilly will have operational oversight over all of the company’s theme parks. Reilly has led SeaWorld San Diego’s park operations since 2010 and has held a variety of leadership positions at other company parks and the corporate office.

“Chris is a highly respected veterinarian and scientist under whose leadership our animal care programs and contributions to conservation have helped further advance the care for animals in zoological settings and in the wild. I am confident that both John and Chris can drive forward our strategic priorities,” Manby added.

As Chief Zoological Officer, Dold will lead the company’s team of zoological professionals and oversee all animal programs that provide comprehensive care for the marine and terrestrial animals at the company’s parks, as well as the animals assisted as part of the company’s rescue program. Dold joined the company in 2005 as a Senior Veterinarian at the company’s SeaWorld Orlando theme park.

“We are grateful to both Dan and Brad for their passionate leadership, business acumen, industry expertise and incredible years of service – nearly a century of experience combined – to our company. We wish Dan nothing but the best in his retirement and are pleased to have Brad continue with us as Director Emeritus,” Manby said.

The company also announced that Marilyn Hannes, Vice President of Global Sales, has been promoted to SeaWorld San Diego and Aquatica San Diego Park President effective April  1. Hannes has served in a number of roles since joining the company in 1997, including Vice President of Marketing and Sales for the company’s California parks.

In addition, Carl Lum, Busch Gardens Williamsburg and Water Country USA Park President, has been named San Antonio Park President effective February 19. He succeeds Dan Decker, who is leaving the Company.  Lum will be responsible for leading the company’s Texas parks, SeaWorld and Aquatica. Lum has been with the company since 1999 and has held various leadership roles within the company, including Vice President of Finance for Busch Gardens in Tampa, Fla. before being promoted to Busch Gardens Williamsburg Park President in 2010.

The company is considering both internal and external candidates for the vacancies created by the promotions described above.

Formation of Resort Development Group

The company announced the formation of its Resort Development Group and the appointment of Steve Iandolo to the position of Vice President of Resort Development, effective February 1. Iandolo is responsible for leading the resort construction and development effort that was introduced in November as part of the company’s plan for organic and strategic growth. Iandolo has nearly 30 years of successful experience in design and construction in the hospitality industry.  While with Universal Studios Parks and Resorts, he was creative director for the development of Orlando’s Royal Pacific Resort, Hard Rock Hotel and Portofino Bay Hotel.  Iandolo joined the company in February from Herschend Family Entertainment where he was Vice President, Hospitality Development.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter and inspiring guests to protect animals and the wild wonders of our world.  SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 27,000 animals in need over the last 50 years.

The company owns or licenses a portfolio of globally recognized brands including SeaWorld, Shamu® and Busch Gardens®. Over its more than 50-year history, the company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of over 800 species of animals. The company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACT:

Investor Relations Inquiries:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media Inquiries:

Aimée Jeansonne Becka

Senior Director of Corporate Communications

Aimee.Jeansonne-Becka@SeaWorld.com